EXHIBIT 99.1

April 25, 2014

DTE Energy reports first quarter 2014 results

DETROIT - DTE Energy (NYSE:DTE) today reported first quarter 2014 earnings of $326 million, or $1.84 per diluted share, compared with $234 million, or $1.34 per diluted share in 2013.

Operating earnings for the first quarter 2014 were $300 million, or $1.69 per diluted share, compared with 2013 operating earnings of $234 million, or $1.34 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations.

“Extremely cold weather in the first quarter drove exceptionally high energy demand, which in turn, shaped our financial result compared to last year.” said Gerard M. Anderson, DTE Energy chairman and CEO. “We also recognize that the record-setting frigid temperatures were a significant challenge for many of our state’s most vulnerable citizens.”

Anderson went on to discuss many ways customers in need can get help with their energy bills, including:

•
Community agencies like The Heat and Warmth Fund (THAW) and the Michigan Community Action Agency Association (MCAAA) provide energy assistance to customers in need. DTE Energy and its’ employees have contributed over $10 million toward various energy assistance programs since the beginning of 2013 to help keep Michigan families warm.

•	United Way of Southeastern Michigan provides referrals for crisis mitigation services to our customers in need through their 2-1-1 hotline.

•	DTE Customer Assistance Days allow eligible customers to receive utility payment assistance, education on energy efficiency and meet with various human service agencies.

•
A low income self-sufficiency program, enabled by recent legislation, allows eligible customers to make affordable fixed monthly payments based on income. 20,000 customers have been enrolled in the program. DTE is working to increase the number of customers that qualify and participate in this program to 50,000.

•	Home energy audits conducted by DTE Energy provide guidance to customers on how to reduce their energy bills.

•	A budget-wise billing option is available to DTE Energy customers online or through the call center. The program levelizes the seasonal “ups and downs” of utility bills.
The company also noted that they implemented a 6.5 percent reduction to customers’ electric rates in January. “This rate reduction helped customers at a time when intense weather drove high energy usage,” said Anderson.

Outlook for 2014

DTE Energy reiterated its 2014 operating earnings guidance of $4.20 to $4.40 per diluted share.

“We are off to a good start financially, as well as operationally in the first quarter,” said Peter Oleksiak, DTE Energy senior vice president and CFO. “DTE Energy will continue to focus on maintaining solid earnings and cash flow along with a strong balance sheet, while providing our customers with clean, safe and reliable energy at an affordable price.”

This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.

DTE Energy plans to conduct a conference call with the investment community hosted by Oleksiak at 9:00 a.m. ET today, to discuss first quarter 2014 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are US and Canada toll free: (888) 778-8912 or International toll: (913) 312-1429. The passcode is 8376260. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to May 9. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 8376260.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include DTE Electric, an electric utility serving 2.1 million customers in Southeastern Michigan, DTE Gas, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2014 operating earnings guidance. It is likely that certain items that impact the company's 2014 reported results will be excluded from operating results. Reconciliations to the comparable 2014 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; impact of electric and natural gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation and increased thefts of electricity and natural gas and high levels of uncollectible accounts receivable; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; volatility in the short-term natural gas storage markets impacting third-party storage revenues; volatility in commodity markets impacting the results of our energy trading operations; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings the potential for increased costs or delays in completion of significant construction projects; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This release should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and DTE Electric’s 2013 Forms 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.

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For further information, members of the media may call:
Scott Simons            (313) 235-8808
Alejandro Bodipo-Memba    (313) 235-3202

Analysts, for further information call:
Anastasia Minor (313) 235-8466
Benny Riggi            (313) 235-3208

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(In millions, except per share amounts)
Operating Revenues	$3,930	$2,516
Operating Expenses
Fuel, purchased power and gas	2,155	1,024
Operation and maintenance	841	735
Depreciation, depletion and amortization	280	259
Taxes other than income	95	94
Asset (gains) and losses, reserves and impairments, net	(1)	(6)
	3,370	2,106
Operating Income	560	410
Other (Income) and Deductions
Interest expense	110	109
Interest income	(2)	(2)
Other income	(41)	(44)
Other expenses	8	7
	75	70
Income Before Income Taxes	485	340
Income Tax Expense	158	105
Net Income	327	235
Less: Net Income Attributable to Noncontrolling Interest	1	1
Net Income Attributable to DTE Energy Company	$326	$234

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.84	$1.35

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.84	$1.34

Weighted Average Common Shares Outstanding
Basic	177	173
Diluted	177	173
Dividends Declared per Common Share	$0.66	$0.62

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31,
	2014				2013
(in Millions)	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

DTE Electric	$136	$—		$136	$115	$—	$115

DTE Gas	129	—		129	96	—	96

Non-utility Operations
Gas Storage and Pipelines	21	—		21	17	—	17

Power and Industrial Projects	15	—		15	12	—	12

Energy Trading	42	(34)	A	8	7	—	7

Total Non-utility operations	78	(34)		44	36	—	36

Corporate and Other	(17)	8	B	(9)	(13)	—	(13)

Net Income Attributable to DTE Energy Company	$326	$(26)		$300	$234	$—	$234

Adjustments key
A) Energy Trading accounting timing of mark to market adjustment
B) New York state tax law change

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31,
	2014				2013
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

DTE Electric	$0.77	$—		$0.77	$0.66	$—	$0.66

DTE Gas	0.73	—		0.73	0.55	—	0.55

Non-utility Operations
Gas Storage and Pipelines	0.12	—		0.12	0.10	—	0.10

Power and Industrial Projects	0.08	—		0.08	0.07	—	0.07

Energy Trading	0.24	(0.19)	A	0.05	0.04	—	0.04

Total Non-utility operations	0.44	(0.19)		0.25	0.21	—	0.21

Corporate and Other	(0.10)	0.04	B	(0.06)	(0.08)	—	(0.08)

Net Income Attributable to DTE Energy Company	$1.84	$(0.15)		$1.69	$1.34	$—	$1.34

Adjustments key
A) Energy Trading accounting timing of mark to market adjustment
B) New York state tax law change